                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                          MEDALIST INDUSTRIES, INC.
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                          MEDALIST INDUSTRIES, INC.
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                           MEDALIST INDUSTRIES, INC.



TO THE SHAREHOLDERS:

Medalist Industries, Inc. will hold its Annual Meeting at:

                       10:00 AM Thursday, April 27, 1995
                               The Pfister Hotel
                           424 East Wisconsin Avenue
                              Milwaukee, Wisconsin

     The purposes of this Meeting are:

        1.     To elect two directors of the corporation for a three year term.

        2. To act on any other business that may properly come before the Meeting or any adjournment of the Meeting.

     Shareholders of record at the close of business on March 13, 1995 are entitled to notice of the Meeting and entitled to vote at the Meeting.

     If you will not be voting your shares in person, please date, sign, and mail the accompanying proxy. Any proxy may be revoked at any time prior to being voted at the Meeting.




                                      By Order of the Board of Directors



                                      WILLIAM C. O'LOUGHLIN
                                      Secretary





Milwaukee, Wisconsin
March 21, 1995

                                    MEDALIST





                           MEDALIST INDUSTRIES, INC.
                        10850 WEST PARK PLACE, SUITE 150
                           MILWAUKEE, WISCONSIN 53224
                               * * * * * * * * *
                                PROXY STATEMENT
                                      FOR
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 1995

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Medalist Industries, Inc. ("Medalist") of proxies for use at the Annual Meeting of Shareholders to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin on Thursday, April 27, 1995 at 10:00 AM and at any adjournment thereof, (1) to elect two directors of the corporation for a three year term, (2) to act on any other business that may properly come before the Meeting or any adjournment of the Meeting. Unless otherwise specified on your proxy card, all properly executed and delivered proxies will be voted at the Annual Meeting "FOR" the nominees for directors previously approved by the Board.

     On March 13, 1995, the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting, there were 3,849,434 shares of common stock of Medalist outstanding. Each such share is entitled to one vote. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum. A simple majority of the total shares outstanding is required to elect the directors provided a quorum is present. Votes will be tabulated by an inspector at the meeting.

     This Proxy Statement is being mailed to shareholders beginning March 21, 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Exhibit 1 lists information concerning the beneficial ownership of the common stock of Medalist by those persons believed by Medalist to beneficially own more than five percent of the common stock outstanding at the dates indicated.

     Exhibit 2 sets forth information regarding the beneficial ownership of common stock shares of Medalist, as of March 13, 1995, by each director and by all directors and officers of Medalist as a group. These persons had sole voting and investment power for the shares listed, except for 26,398 shares, included in the total for all directors and officers, owned by the Medalist Salaried Pension Trust, for which an executive officer of the Company is a trustee. The beneficial ownership information in Exhibit 2 is based on information furnished by these persons and is determined in accordance with Rule 13d-3, as required for this Proxy Statement. It is not to be construed as an admission of beneficial ownership for other purposes.



     Exhibit 1
     Security Ownership of 5% Shareholders


                                                                                              Percent
                                                       Amount and nature                      share
     Name and address of beneficial owner              of beneficial ownership                of class
     ----------------------------------------------------------------------------------------------------
     Heartland Advisors, Inc.                               1,115,572  (a)                     29.0
     790 N. Milwaukee Street
     Milwaukee, WI  53202

     State of Wisconsin Investment Board                      378,000  (b)                      9.8
     P.O. Box 7842
     Madison, WI 53707

     Brinson Partners, Inc.                                   352,544  (c)                      9.2
     209 South LaSalle
     Chicago, IL 60604

     The Prudential Insurance Company of America              373,100  (d)                      9.7
     Prudential Plaza
     Newark, NJ 07102

     Edward D. Hopkins                                        262,974  (e)                      6.5
     9310 N. Upper River Road
     River Hills, WI  53217


     -------------------------------------------------------
     (a) These shares include 43,672 shares which would be issued if the debentures were fully converted. As indicated in Schedule 13G filed January 9, 1995, Heartland Advisors, Inc. has dispositive power for 1,115,572 shares, but does not have or share voting power for any of the shares.

     (b) As indicated in Schedule 13G filed February 13, 1995, State of Wisconsin Investment Board has sole voting and dispositive power over 378,000 shares.

     (c) As indicated in Schedule 13G filed February 13, 1995, Brinson Partners, Inc. has sole voting and dispositive power over 150,225 shares. Brinson Trust Company, a wholly owned subsidiary of Brinson Partners, Inc., has sole voting and dispositive power over 202,319 shares.

     (d) As indicated in Schedule 13G filed January 31, 1995, The Prudential Insurance Company of America has sole voting and dispositive power over 168,100 shares and shared voting and dispositive power over 205,000 shares. Prudential denies being the beneficial owner of any registered equity securities of the issuer for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934.

     (e) Includes 165,000 shares for which Mr. Hopkins has options exercisable, 35,893 shares which would be issued if the Debentures were fully converted, and 62,081 common shares already owned. Mr. Hopkins has sole power to vote and dispose of all shares.

     Exhibit 2
     Security Ownership of Directors and Management


                                          Rights to                Total                      Percent
                                          acquire beneficial       beneficially               share
Name                                      ownership                owned                      of class
- -------------------------------------------------------------------------------------------------------------

     Harry S. Burker                        6,215                  8,215                          .2
     James D. Dodson                          893                103,393                         2.7
     Peter A. Fischer                       6,215                 22,515                          .6
     John B. Howenstine                     6,215                 61,215                         1.6
     John T. Paprocki                      15,000                 15,000                          .4
     John S. Sammond                        8,508                 15,508                          .4
     Roger E. Secrist                       6,215                  6,315                          .2


     All directors and executive           74,794                289,856                         7.4
     officers as a group (10 persons)




Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission certain reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers, and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all filed Section 16(a) forms.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1994, all Section 16(a) filing requirements applicable to its directors, executive officers, and greater-than-ten-percent beneficial owners were complied with.

(1)  ELECTION OF DIRECTORS

        The Articles of Incorporation and Bylaws of the Company provide for the election of directors by classes. Effective March 1, 1995, the Board will consist of six persons. Two persons have been nominated for election at the Meeting to serve for terms of three years. All of the nominees are currently directors. Mr. Sammond's current term expires in 1997; the size of the class of 1997 is being reduced from three to two directors. The remaining four directors will continue to serve in accordance with their prior election. If any of the nominees is unable to serve, proxies may be voted with discretionary authority for a substitute nominee approved by the Board. Exhibit 3 lists Medalist's directors and the two nominees for terms expiring in 1998.


                          Exhibit 3
                          Directors


                                                                                                         Director
Name and age              Principal occupation and business experience                                   since
- -----------------------------------------------------------------------------------------------------------------
NOMINEES FOR TERMS EXPIRING IN 1998
Peter A. Fischer, 52      Assembly of God Minister; director of Bando-McGlocklin Capital Corp.               1975
                          and the Gehl Company.

John S. Sammond, 66       Partner, Quarles & Brady (attorneys for Medalist) since 1960.                      1978
DIRECTORS WITH TERMS EXPIRING IN 1996
Harry S. Burker, 66       President, Execu-Com Inc. (business consultants) since 1991; director,             1989
                          president, and chief executive officer, Siemens Energy & Automation, Inc.
                          (electrical equipment manufacturer), 1985 through 1990; director of
                          SPD Technologies, Inc. since 1993.

Roger E. Secrist, 55      Retired chairman of the board and chief executive officer of ANGUS Chemical        1984
                          Company (specialty chemicals); director of Gehl Company since 1982.
DIRECTORS WITH TERMS EXPIRING IN 1997
James D. Dodson, 58       Private Investor; director of Swing-N-Slide Corporation                            1993

John B. Howenstine, 54    President, chief executive officer and chairman of Fiberflex, Inc. since 1994;     1989
                          managing director, Riverway Capital Partners, (financial advisory firm)
                          since 1989.


     During 1994, Medalist's Board of Directors held ten meetings. The Executive Committee, consisting of Messrs. Fischer, Hopkins, Sammond, and Secrist, held zero meetings.

     The Audit Committee, consisting of Messrs. Burker, Dodson, and Howenstine, recommends to the Board of Directors the engagement of independent auditors and reviews the Company's internal controls and audited financial statements. The Audit Committee held two meetings during the year.

     The Compensation Committee, consisting of Messrs. Burker, Howenstine and Secrist, administers the Company's various incentive plans, including its stock incentive plan and its annual bonus plan. The Committee determines the compensation package for the CEO and reviews in detail the compensation levels for senior Company executives. The Committee's determinations are subsequently reviewed and approved by the Company's Board of Directors. The Committee held two meetings in 1994.

     The Nominating Committee, consisting of Messrs. Dodson, Fischer and Sammond, proposes to the Board of Directors the slate of directors for election by the shareholders at their Annual Meeting, and considers prospective director candidates in the event of resignations, death, or retirement of directors.
The Nominating Committee held two meetings in 1994. The Nominating Committee will consider nominees recommended by shareholders of the Company. Any recommendations should be submitted in writing to the Secretary of the Company, 10850 West Park Place, Suite 150, Milwaukee, Wisconsin 53224.

     All directors attended more than 75 percent of the meetings of the Board and of the committees of the Board on which they served in 1994.

EXECUTIVE COMPENSATION
Summary compensation
     Exhibit 4 summarizes the compensation to each of the Company's executive officers with total 1994 salary and bonus exceeding $100,000.


    Exhibit 4
    Summary Compensation


                                                                      Long-term compensation
                       Annual compensation                            ----------------------
Name and present       --------------------------------------         Restricted
position               Year        Salary($)        Bonus($)          stock($)      Options(#)       All other($)
- ---------------------------------------------------------------------------------------------------------------------
Edward D. Hopkins      1992         295,000               0               0           50,000          36,395  (a)
CEO                    1993         320,000               0               0                0          36,064  (a)
                       1994         320,000               0               0                0         214,126  (a) (b)

John T. Paprocki       1994          77,884          23,125               0           15,000               0
CFO



- -------------------------------------------

a) Split-dollar life insurance. Medalist's portion of the payments are secured by an assignment of the cash surrender value or the proceeds of the policy.

b) The 1994 amount for Mr. Hopkins includes $36,126 for split dollar life insurance and $178,000 in severance and continuing medical, dental and other employment benefits pursuant to the December 23, 1994 amendment to his employment contract.


Stock options and stock compensation
     Mr. Paprocki, as a condition of employment, was awarded options to purchase 15,000 shares of common stock in 1994. These options vest over a three year period and have an exercise price equal to the market value of the common stock on the issue date.


          Exhibit 5
          Options Granted in 1994




                                 Options granted                                              Potential realizable value at
                                 --------------------------------------------------------     assumed annual rates of stock
                                              Share of           Exercise     Expiration      price appreciation for option term
Executive                        Number       total grants       price           date                 5%            10%
- ---------------------------------------------------------------------------------------------------------------------------------
 John T. Paprocki                15,000       100%               14.00         05/19/2004           132,150       334,500


          Exhibit 6 provides information on the options exercised in 1994, the number of unexercised options, and the value of the unexercised in-the-money options held by the listed individuals.


          Exhibit 6
          Options Exercised in 1994, and 1994 Year-end Option Values

                                                                                      Value of unexercised
                                                     Number of                        in-the-money options
                    Shares                           Unexercised options              at year-end ($)
                    acquired on      Value           --------------------------       ------------------------------------
Executive           exercise         realized ($)    Exercisable  Unexercisable       Exercisable     Unexercisable
- --------------------------------------------------------------------------------------------------------------------------
Edward D. Hopkins      0                0             165,000            0             0               0
John T. Paprocki       0                0                   0       15,000             0               0


Performance graph
     Exhibit 7 compares Medalist's total shareholder return with the cumulative total return of the NASDAQ Industrials and a line-of-business peer group. All returns are calculated from the December 31, 1988 base.

     The line-of-business peer group consists of the following publicly traded companies: Chicago Rivet & Machine Company, ELCO Industries, Inc., Federal Screw Works, Hi-Shear Industries, Inc., Penn Engineering & Manufacturing Corporation, RB&W Corporation, and SPS Technologies, Inc. This is the same peer group as used in the prior year. Medalist believes that every company in this group derives a significant share of revenues from the manufacture or distribution of industrial fasteners. While 1992 was the first year in which Medalist would belong in this line-of-business peer group, management believes this is an appropriate line-of-business peer group following the Company's redirection beginning in 1992. Due to Medalist having several unrelated non-fastener businesses prior to 1992, performance comparisons for prior years may be inappropriate.


Exhibit 7
Stock Price Performance
Medalist, Peers, and NASDAQ Industrials

                              12/29/89     12/31/90      12/31/91        12/31/92        12/31/93          12/30/94

Medalist Industries Inc.        100         109.86         92.96          81.69           174.65             64.79
Peer Group                      100          62.45         88.74          89.65           136.24            137.72
NASDAQ Composite (US)           100          84.92        136.28         158.58           180.93            176.44


Retirement plans
     From December 1, 1979 through the end of 1993, Medalist maintained a defined benefit pension plan for all salaried employees. Effective December 31, 1993, Medalist merged its hourly production pension plans into its salaried pension plan and ceased all future benefit accruals under the surviving salaried plan and the merged hourly production plans. The plan provides a benefit equal to 1.5% of the employee's average monthly pay (up to $235,840 per year) for the period from 1989 through 1993, multiplied by the number of years of credited service. Remuneration under the plan is defined as total compensation pay which would be subject to tax for social security benefits without regard to the dollar limitation on such compensation subject to FICA taxes. Mr. Hopkins has five years of credited service, and his estimated annual benefits payable upon retirement will be $13,153. In conjunction with the merger of its defined benefit plans, the Company simultaneously merged its defined contribution plans effective December 31, 1993. This merger created the Medalist Employee Retirement Incentive Trust Plan. This plan encourages employee participation with Company matching funds and allows employees to direct personal, as well as, company contributions into six separate accounts, one of which is Medalist Common Stock. Executives participate in this plan on the same terms as eligible non-executive employees.

Employment contracts
     Medalist's Employment Agreement with Mr. Hopkins dated May 1, 1992, as amended December 23, 1994, required services to be rendered until March 1, 1995. The amended Agreement provides Mr. Hopkins, following his contract termination on February 28, 1995, with severance benefits including certain medical, dental and other employment benefits in the total amount of $178,000.

     Medalist and Mr. Hopkins also entered into a Mutual and General Release Agreement pursuant to which Mr. Hopkins received payments aggregating $192,000, and the parties released each other and their affiliates from all potential claims.

Directors' fees
     Directors' fees are paid only to non-employee directors, who receive an annual retainer of $12,500 and a fee of $700 (and necessary expenses) for each Board or committee meeting attended. Each committee chairperson receives $950 for each committee meeting held. Each non-employee director receives an annual option at the fair market value at the date of grant equal to his annual retainer divided by the fair value of a share on the date of grant. Grants to directors were made in 1994, at market price on the date of grant (893 shares each at $14.00 per share), to Messrs. Burker, Dodson, Fischer, Howenstine, Sammond, and Secrist.

Report of the Compensation Committee on Executive Compensation

EXECUTIVE COMPENSATION
     The Compensation Committee of the Board of Directors is composed entirely of independent, non-employee directors. The committee provides overview monitoring of executive compensation, perquisites and benefit programs. Specific responsibilities of the committee include: (1) Executive officer salary review including approval of salary actions for the chairman, president and CEO, (2) approval of stock option plans or other long term incentives for all employees, (3) review of overall performance based bonus plans, and (4) retirement plan design and investments.

     The general philosophy of the Company's executive compensation program is to offer employees competitive compensation based on both the Company's performance and on the employee's individual contribution and performance. The Compensation Committee, in its deliberations on base salary and incentive compensation matters, is guided by the following fundamental considerations:
(1) The need to attract and retain key management crucial to the Company's long-term success, (2) the desire to provide performance-based compensation opportunities which allow key executives to earn rewards for long-term strategic management and the enhancement of shareholder value, and (3) the desire to establish a relationship between executive compensation, incentives, and the Company's annual and long-term strategic goals.

     The Company's executive compensation program consists of three main components: Base Salary, Annual Cash Bonus, and Stock Options.

BASE SALARY
     In order to attract and retain key executives who could contribute to the continued restructuring and growth of the Company for calendar year 1994, the Committee targeted salary levels based on current outside surveys of industrial manufacturers having $100 to $200 million in sales. The survey data examined by the Committee consisted of an analysis of compensation information with respect to over 270 United States corporations producing durable goods, focusing on companies with annual sales between $100 - $200 million. This category of companies includes, but is broader than, the peer group of seven industrial fastener companies included elsewhere in this proxy statement. Executive officers' salaries, including the chief executive officer, were targeted between the 50th and 95th percentile, with the chief executive officer near the upper end of that range. The Committee believed these levels were necessary to attract, motivate, reward, and train key executives. Currently this group's actual salaries are between the 25th and 85th percentiles of the targeted ranges. In addition to survey compensation data, individual consideration was given to each executive's area of responsibility, pay grade, and individual contributions when determining base salary adjustments for 1994.

     The 1994 salaries paid for executive officers as a group increased 3.4% over 1993. The base salary paid to the chief executive officer for 1994 did not change.

ANNUAL CASH BONUS
     The cash bonus program provides executive officers with the opportunity to increase annual compensation by a significant portion of their salary based on the Company's performance and their individual contributions. The Committee reviews and approves the executive bonus plan. This pay-for-performance incentive plan is linked to a single bonus qualifier goal for the business unit which accounts for 50% to 70% of the award, and is supplemented by up to five individual executive goals for the other portion. The bonus qualifier goal for 1994 was either a percentage improvement in return on assets invested within a business unit or earnings per share for the Company as a whole, depending upon the executive's area of responsibility. Individual executive goals are based on confidential targets derived from the annual plan, such as business unit sales, gross margin, profitability, or business unit improvements over the prior year. Executives begin earning awards when performance is at least 75% of the target level, and increase on a formula basis up to 130% of the target level. Bonus ranges are from 5% to 70% of salary depending on executive level. In 1994, 5 executives out of 16 eligible executives received a cash bonus. Bonuses paid in 1994 averaged 17% of salary for the 5 executives who received a bonus. In addition, 11 non-executive key employees divided a pool of $10,000 based on their operating unit achieving its qualifier goals. Mr. Hopkins did not receive a bonus in 1994 because 1994 earnings did not reach the minimum bonus qualifier level.

STOCK OPTIONS
     The Committee administers the Company's stock option plans. The plans provide for option grants to executive officers, other key employees, and directors. The directors' portion is comprised of an annual formula award based on the retainer fee for outside directors. The executive officer and key employee awards are discretionary and based on the chief executive officer's recommendations and Committee consideration and approval. During 1994, 19 employees were granted stock options totaling 61,000 options which were made on a subjective basis. Six outside directors as a group received a total of 5,358 options under the plan.

                                       HARRY S. BURKER, CHAIRMAN
                                       JOHN B. HOWENSTINE
                                       ROGER E. SECRIST

INDEPENDENT AUDITOR

       Ernst & Young LLP was Medalist's independent auditor for 1994. It has been appointed by the Board of Directors, upon recommendation of the Audit Committee, as auditor for 1995. Representatives of Ernst & Young LLP will be at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.


SHAREHOLDER PROPOSALS

       All proposals of shareholders intended to be considered for inclusion in the Proxy Statement for presentation at the 1996 Annual Meeting of Shareholders must be received at Medalist offices in Milwaukee, Wisconsin no later than November 22, 1995.


OTHER MATTERS

       The enclosed proxy is being solicited by the Board of Directors of Medalist. The cost of the solicitation is being borne by Medalist. In addition to the use of the mail, proxies may be solicited by telephone or personal interview by regular employees of Medalist without additional compensation. Medalist will reimburse brokerage firms, banks, trustees, nominees, and other persons for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of voting securities.

       Management knows of no other matters to be brought before the Meeting, but if any other matters properly come before the Meeting, it is the intention of persons named in the enclosed form of proxy to vote for Management's position on those matters.

                                      By Order of the Board of Directors


                                      WILLIAM C. O'LOUGHLIN
                                      Secretary

Milwaukee, Wisconsin
March 21, 1995